UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2020

Nexeon Medsystems, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55655	81-0756622
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 S Australian Ave, West Palm Beach FL 33401

(Address of Principal Executive Offices) (Zip Code)

(954) 837-6833

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 5.01	Changes in Control of Registrant.

On July 17, 2020, Miro Zecevic an individual and principal shareholder of Mina Mar Group, (the “Purchaser”) personally acquired 100% of the issued and outstanding shares of preferred stock (the “Preferred Stock”) of the issuer (the “Company” or the “Registrant”) from  William M. Rosellini (the “Seller”). (The “Purchase”) The consideration for the purchase was provided to the Purchaser from the individual’s private funds.

As a result of the Purchase, the Purchaser owns approximately 100% of the fully diluted outstanding equity securities of the Company and approximately 100% of the voting rights for the outstanding equity securities.

The purchase price for the Preferred Stock was paid in cash. The consideration for the purchase was provided to the Purchaser from the individual's private funds. The Purchase of the Preferred Stock was the result of a privately negotiated transaction which consummation resulted in a change of control of the Registrant.

No common shares were issued in the transaction.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2020, William M. Rosellini resigned from his position as Executive Chairman, CEO and a member of the Board of Directors of Nexeon Medsystems Inc (the “Company”) effective immediately. Mr. Rosellini’s resignation did not result from any disagreement with the Company on any matter relating to its operations, policies or practices.

Simultaneously, Miro Zecevic co Mina Mar Group was appointed for the following position – President, CEO and Chairman.

As part of acquisition and control change the new management acquired all Classes of Preferred Stock (The Control Block) as part of the resignation as per the share purchase agreement dated Thursday, October 22, 2020. No common shares were exchanged in the transaction.

Mr. Miro Zecevic – Interim Turn Around Management

Mr. Zecevic is 57 years old and makes his home in West Palm Beach Florida. Miro is an experienced financial executive with more than 30 years of finance experience and 17 years with publicly traded companies. He has an extensive background in capital formation mergers and acquisitions (M&A). He is currently an independent consultant with a number of other issuers  focused on M&A, capital raises, and optimization.

Additional Information

As of the date of this filing, the Company has not entered into any material plans, contracts, or other arrangements (whether or not written) with its new officers and directors.

There are no arrangements or understandings among members of both the former and new control person and their associates with respect to the election of directors of the Company or other matters.

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Item 8.01	Other Events

The issuer changed control in a civil and amicable fashion. The issuer carries approximately $2,5  million dollars in debt with no foreseeable ability to satisfy any portion of the obligations. The turn around management intends to compile all proof of debt and formally file a Federal reorganizational plan or Chapter 11 under the Federal bankruptcy reorganizational plan. The interim management intends to restore the company back to fully operational status without seeing its shareholder base and eroding the shareholder equity to a nominal or minimal level.

Under the terms of the agreement (control block), the interim management will resign and introduce new management and a new operating entity will be operating within the auspices and direction of the issuer and the new long term management.

Cautionary Note Regarding Forward-Looking Statements

This current report on Form 8-K contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “aim,” “strive,” “believe,” “project,” “predict,” “estimate,” “expect,” “continue,” “strategy,” “future,” “likely,” “may,” “might,” “should,” “will,” the negative of these terms, and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. A detailed discussion of some of the risks and uncertainties that could cause our actual results and financial condition to differ materially from the forward-looking statements is described under the caption “Risk Factors” in our most recent annual report on Form 10-K, along with our other filings with the SEC.

Any forward-looking statement made by us in this current report on Form 8-K is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

/s/ Miro Zecevic

Miro Zecevic

Chairman and CEO

Date: November 27, 2020

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